Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor contacts: Cheryl Scully (954) 769-7734 scullyc@autonation.com Robert Quartaro (954) 769-7342 quartaror@autonation.com
AutoNation Announces Total Retail New Vehicle Unit Sales of 29,596 in December 2013, a 6% Increase versus December 2012, Highest December Total Retail New Vehicle Unit Sales since 2001(1)

•	Total retail new vehicle unit sales for full year 2013 were 296,419, an increase of 11% versus full year 2012, highest full year total retail new vehicle unit sales since 2007(1)

•	Total retail new vehicle unit sales in fourth quarter 2013 were 77,964, an increase of 9% versus fourth quarter 2012

FORT LAUDERDALE, Fla., January 6, 2014 - AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that its total retail new vehicle unit sales in December 2013, as reported to the applicable automotive manufacturers, were 29,596, an increase of 6% as compared to December 2012. Same-store retail new vehicle unit sales in December 2013 were 28,271, an increase of 1% as compared to December 2012. Total retail new vehicle unit sales for AutoNation’s operating segments, in December 2013, were as follows:

•	8,578 for Domestic, up 2% versus December 2012,

•	13,838 for Import, up 3% versus December 2012, and

•	7,180 for Premium Luxury, up 18% versus December 2012.
Total retail new vehicle unit sales in the fourth quarter of 2013, as reported to the applicable automotive manufacturers, were 77,964, an increase of 9% as compared to the fourth quarter of 2012. Same-store retail new vehicle unit sales in the fourth quarter of 2013 were 74,424, an increase of 4% compared to the fourth quarter of 2012. Total retail new vehicle unit sales for AutoNation's operating segments, in the fourth quarter of 2013, were as follows:

•	22,990 for Domestic, up 8% versus fourth quarter of 2012,

•	36,718 for Import, up 7% versus fourth quarter of 2012, and

•	18,256 for Premium Luxury, up 15% versus fourth quarter of 2012.
Total retail new vehicle unit sales for full year 2013, as reported to the applicable automotive manufacturers, were 296,419, an increase of 11% as compared to full year 2012. Same-store retail new vehicle unit sales were 285,236, an increase of 6% as compared to full year 2012. Total retail new vehicle unit sales for AutoNation's operating segments, in full year 2013, were as follows:

•	92,039 for Domestic, up 13% versus full year 2012,

•	145,842 for Import, up 7% versus full year 2012, and

•	58,538 for Premium Luxury, up 16% versus full year 2012.
AutoNation expects to report January 2014 retail new vehicle unit sales on Tuesday, February 4, 2014.
(1) As compared to prior total retail new vehicle unit sales recorded in accordance with GAAP on a continuing operations basis.
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The information provided in this news release is based on sales reports provided by our stores to the applicable automotive manufacturers and is provided on a continuing operations basis. These reports are prepared based on the standards established by the applicable automotive manufacturers, which differ from GAAP revenue recognition and other requirements and are based on the time periods set by the automotive manufacturers for reporting monthly sales (which generally differ from the calendar month). As a result, our operating results calculated and presented in accordance with GAAP, including our new vehicle unit sales, may differ materially from any results expressed or implied by the information provided in our monthly sales reports and summarized in this news release and future news releases. In addition, new vehicle unit sales are subject to seasonal trends. Consequently, new vehicle unit sales for a particular month are not necessarily indicative of results to be expected for a full quarter or year. Please refer to our public filings with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2012 and our subsequent Quarterly Reports on Form 10-Q, for additional information regarding our operations. Investors should not assume that our disclosure of the information in this news release means that we have determined that such information is material to the Company.

About AutoNation, Inc.
AutoNation is transforming the automotive retail industry through bold leadership. We deliver a superior automotive retail experience through our customer-focused sales and service processes. Owning and operating 269 new vehicle franchises, which sell 33 new vehicle brands across 15 states, AutoNation is America’s largest automotive retailer, with state-of-the-art operations and the ability to leverage economies of scale that benefit the customer. As an indication of our leadership position in our industry, AutoNation is a component of the S&P 500 Index.

Please visit investors.autonation.com, www.autonation.com, www.twitter.com/autonation, www.twitter.com/CEOMikeJackson, www.facebook.com/autonation, and www.facebook.com/CEOMikeJackson, where AutoNation discloses additional information about the Company, its business, and its results of operations.